Exhibit 10.2
CRANE HOLDINGS CO. 100 FIRST STAMFORD PLACE STAMFORD, CT 06902-6784

February 9, 2023

Paul Igoe
[Address Omitted]
[Address Omitted]

Paul:

Thank you for your continued interest in Crane NXT and the exciting opportunity to lead the Legal organization at such a critical juncture. It has been a pleasure getting to know you through our recruitment process. You have an incredible background including a strong academic foundation and significant leadership and functional experience.
We are excited to offer you the opportunity to join Crane Holdings, Co. (the “Company”) as SVP, General Counsel and Secretary Designate for Crane NXT, Co. (“Crane NXT”) reporting directly to me (upon completion of the separation transaction, Crane Holdings, Co. will be renamed Crane NXT, Co.).
We are pleased to share the following offer details:
1.Annual base salary of $475,000.00. You will be paid on a biweekly basis.
2.In 2023 and future years, you will be eligible to participate in the annual incentive plan applicable to executives of Crane NXT. At “target” performance you would receive a payout equal to 70% of your annual base salary. The bonus will be based on achievement of financial or other performance goals established by the Compensation Committee. The annual incentive plan payout is capped at 200% of target payout (or such other level as determined by the Compensation Committee).
3.To replace the equity compensation that will be forfeited when you terminate with your current employer to join Crane, we will provide you with a long-term incentive compensation grant under the Crane Holdings, Co. 2018 Amended and Restated Stock Incentive Plan (or its successor plan, the “Stock Plan”) having a grant date value equivalent to $800,000.00. This grant will be delivered in restricted share units (“RSUs”) that vest 25% each year on the anniversary of the grant date, subject to your continued employment, with the number of RSUs determined based on the closing price of the Company’s common stock on your start date. The RSUs will be evidenced by an award agreement under the Stock Plan, and these RSUs will be governed solely by the terms of that award agreement and the Stock Plan. In conjunction with the RSU award, you will be required to sign a Confidentiality and Noncompetition Agreement, which is attached for your review and execution.
You will be eligible for future annual equity grants under the long-term incentive compensation program applicable to Crane NXT’s executive officers, as approved by the

Exhibit 10.2
Compensation Committee. Amounts and forms of awards for future years to be determined by the Compensation Committee.
All outstanding equity grants awarded prior to completion of the separation transaction will be treated under the “replacement method” for adjusting equity awards as a result of the separation transaction. Under this method, awards will be adjusted to be solely in shares of Crane NXT stock with approximately the same value immediately after the separation transaction as the awards were valued immediately before the separation transaction, all as determined by the Compensation Committee and subject to the terms of the Stock Plan.
As GC Designate of Crane NXT, you will be required to retain a minimum of four (4) times base salary in Company common stock under the Company’s stock ownership policy. While there is not a specific time horizon to reach that level, you will be required to retain at least 50% of the net shares received in each vesting cycle or subsequent individual equity transaction until you reach the required stock-holding requirement. We believe this executive stock holding requirement aligns our senior leaders with the best interests of our shareholders.
4.In addition, we are prepared to reimburse you for any retention bonus repayment you are obligated to provide your current employer as a result of your joining Crane, in an amount not to exceed $600,000, less required tax withholding.  This reimbursement payment will be made in the payroll following receipt of proof of repayment of your current Company retention bonus.  The reimbursement payment includes a repayment agreement in the event you voluntarily terminate your employment with Crane or are terminated for cause within the first 24 months of your employment.  The repayment agreement is attached for your review and execution.
5.You will also be eligible for the following benefits, subject to the terms of the applicable plans:
a.Health and welfare benefits are effective on the first day of the month following your date of hire. Enclosed are collateral materials to familiarize you with the Company’s benefit offerings.
b.Savings & Investment Plan (401(k)): Information will be sent directly to you from Vanguard. The Company’s Plan provides an annual non-matching contribution of 3% of base salary and a matching contribution of 50% of the first 6% you contribute on a pre-tax basis.
c.Participate in the Company’s Benefit Equalization Plan – Part B (BEP). The BEP is a non-qualified, deferred compensation plan, that provides participants with annual benefit credits equal to 3% of eligible annual compensation in excess of the IRS compensation limitation ($330,000 in 2023) that is applicable to contributions under the Savings & Investment Plan.
d.Participation in the bi-annual executive physical program
e.You will be eligible for four (4) weeks of vacation each year.

Exhibit 10.2
f.You will be eligible to receive a company car as part of the Company’s Fleet Program. This program includes a company-leased vehicle with insurance and maintenance expenses paid by the Company.
g.You can take advantage of the Company’s executive home network security program whereby the Company partners with Total Digital Security to provide industry-leading cyber security solutions for protection from cybercrime and online risk.
6.As a senior officer of the Company, you will be provided with a Change in Control Agreement and an Indemnification Agreement, the forms of which are attached for your reference.
Your entitlement to the above benefits is subject to change, to the extent that the Company enhances, diminishes, or otherwise changes such benefit programs offered to other employees at levels similar to yours. Like other employees of the Company, you will remain an employee-at-will, which means that you may resign from your employment or be separated by the Company at any time for any lawful reason. This offer is contingent upon successful completion of the pre-employment process which includes reference checking, confirmation of education, proof of work eligibility, and a criminal background investigation. Exhibit A to this letter includes certain provisions related to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
Paul, we are very excited to have you join our team. We look forward to your formal acceptance of this offer, and to working with you to grow the Crane NXT business.
If acceptable to you, we propose a March 20, 2023, start date or sooner. Please sign and return (scan / email, then mail original) the document to me. Please feel free to call me if you have any questions or comments generally and to Tami Polmanteer if specifically tied to the offer ((203) 363-7341 (O) or (203) 979-0484 (M)).
Sincerely,

/s/ Aaron Saak____
Aaron Saak
President and CEO Crane NXT

I acknowledge that I have read, understand, and agree to the conditions of employment as set forth above.

/s/ Paul Igoe__________________         February 12, 2023____________
Paul Igoe                        Date

Exhibit 10.2
Exhibit A
Section 409A
This letter is intended to comply with Section 409A of the Code or an exemption thereto, and, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, payments may only be made under this letter upon an event and in a manner permitted by Section 409A of the Code. For purposes of Section 409A of the Code, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of any additional tax on you under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Notwithstanding anything in this letter to the contrary, if you are considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this letter due to your separation from service shall, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, be delayed for six months after your “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within 10 calendar days after the end of the 6-month period. If you die during the 6-month postponement period prior to the payment of benefits, the amounts the payment of which is deferred on account of Section 409A of the Code shall be paid to the personal representative of your estate within 60 calendar days after the date of your death. The Company makes no representations that the payments and benefits provided under this letter comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A of the Code.